Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-191021) on Form S-3 of American Honda Finance Corporation (the Company) of our report dated June 20, 2014, with respect to the consolidated balance sheets of the Company as of March 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2014, which report appears in the March 31, 2014 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Los Angeles, California
June 20, 2014